Exhibit 10.10

Summary of Horace Mann Educators Corporation Non-Employee Director Compensation

Compensation Element	Amount
Chairman Annual Retainer	$75,000
Non-Chairman Annual Retainer	$25,000
Board Meeting Fee	$1,500/live or telephonic meeting
Audit Chair Retainer	$10,000
Compensation Chair Retainer	$6,000
Executive Chair Retainer	$4,000
Investment & Finance Chair Retainer	$4,000
Nominating & Governance Chair Retainer	$4,000
Committee Meeting Fee	$1,000/live or telephonic meeting ($1,500 for audit; $2,500 for audit chair)
Deferred Fees	Deferred fees in the form of common stock equivalent units include a 25% matching addition.
Share-based Compensation

2,000 Restricted Stock Units (RSUs) upon joining the Board and an additional 2,000 RSUs if joining within 6 months after the prior Annual Shareholder Meeting or an additional 1,000 RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting

2,000 RSUs annually thereafter following the Annual Shareholder Meeting

Stock Ownership Guidelines	2x annual cash retainer within 5 years; must retain all restricted shares (net of taxes) until guideline is met

Retainer fees are paid following the Annual Shareholder Meeting of each year. The retainer fees are prorated to the extent that a non-employee director joins the Board after the Annual Shareholder Meeting.